Exhibit 3.01(d)
CERTIFICATE OF AMENDMENT
to
Certificate of incorporation
OF
WILLIAMS CONTROLS, INC.

Williams Controls, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

A. The total number of shares of capital stock which the corporation shall have authority to issue is 125,000,000 shares, consisting of 75,000,000 shares of common stock, $.01 par value (the “Common Stock”), and 50,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”).

2. The foregoing amendment was duly adopted by a majority in voting power of the outstanding stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Williams Controls, Inc. has caused this Certificate to be executed by Dennis E. Bunday, its Chief Financial Officer and Secretary on this 22 day of February, 2005.

WILLIAMS CONTROLS, INC. By: /s/ Dennis E. Bunday Name: Dennis E. Bunday Office: Chief Financial Officer & Secretary